Issuer Free Writing Prospectus filed pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement dated June 21, 2023
Registration Statement 333-264674
June 21, 2023

Press Release
Gulfport Energy Announces Pricing of Offering of Common Stock by Selling Stockholders

OKLAHOMA CITY, June 21, 2023 – Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today announced the pricing of an underwritten public offering of 1,300,000 shares of its common stock by certain stockholders at a price to the public of $95.00 per share (the “Offering”). Such selling stockholders granted the underwriters a 30-day option to purchase up to an additional 195,000 shares of the Company’s common stock to cover any overallotments. Gulfport will not sell any shares of its common stock in the Offering and will not receive any proceeds from the sale of the shares being offered by the selling stockholders. The Offering is expected to close on June 26, 2023, subject to customary closing conditions.

Concurrent with the closing of the Offering, the Company intends to purchase from certain of the selling stockholders approximately $25 million of shares of the Company’s common stock at a price per share equal to the per share purchase price to be paid by the public in the Offering specified above (the “Concurrent Repurchase”). The Concurrent Repurchase is part of the Company’s existing $400 million share repurchase program and will reduce remaining availability thereunder. The Offering is not conditioned upon the closing of the Concurrent Repurchase, but the Concurrent Repurchase is conditioned upon the closing of the Offering.

BofA Securities, J.P. Morgan and Evercore ISI are acting as joint book-running managers for the Offering. The Offering is being made only by means of a prospectus supplement and the accompanying base prospectus, which was filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 (File No. 333-264674). Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the Offering, as well as copies of the final prospectus supplement once available, may be obtained on the SEC’s website at www.sec.gov or by contacting: BofA Securities, at NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, at 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or Evercore Group L.L.C., at 55 East 52nd Street, 35th Floor, New York, New York 10055, Attention: Equity Capital Markets, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward-Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding the Offering, including the expected closing thereof. Although Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2022 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K. Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.